Exhibit 99.1

          ATP OIL & GAS CORPORATION REPORTS SECOND QUARTER 2005 RESULTS

    HOUSTON, Aug. 4 /PRNewswire-FirstCall/ -- ATP Oil & Gas Corporation (Nasdaq:
ATPG) today announced second quarter 2005 results which include:

    -- Acceleration of the first phase of the Tors development, including Kilmar jacket and deck construction completion;
    --  Increased ownership of the Tors property to 100%;
    -- Additional liquidity of $287.3 million since the beginning of the second quarter; $117.8 million net from the April 14, 2005 amendment of our Term Loan and $169.5 million net from the August 3, 2005 issuance of non-convertible perpetual preferred stock;
    -- Production of 10.7 Bcfe for the first half of the year and 5.0 Bcfe for the second quarter;
    -- Revenues of $70.5 million for the first half of the year and $33.5 million for the second quarter, cash flows from operating activities of $38.8 million for the first half of the year and $28.1 million for the second quarter, and a net loss of $2.3 million for the first half of the year and $3.3 million for the second quarter;
    -- First production at High Island 74 and from a third well at Matagorda Island 709, and
    -- Acquisition of eight properties in the Gulf of Mexico, including seven at the Central Gulf of Mexico Lease Sale.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20030428/ATPGLOGO )

    Review and Outlook
    Since the latter part of 2004, ATP has focused a substantial portion of its financial and personnel resources on oil and gas development projects that we believe will result in a significant increase in production in late 2005. Mississippi Canyon 711 (Gomez) in the Gulf of Mexico is currently scheduled to begin production in the fourth quarter of 2005. L-06d in the Dutch Sector North Sea is on track for first production in the fourth quarter of 2005. Tors in the UK Sector North Sea was recently added to the 2005 development program and is currently scheduled to begin production in late 2005 or early 2006. These three projects are expected, together with the Company's present production volumes, to propel ATP to a production rate in excess of 160 MMcfe per day by the end of 2005.

    These are not the only projects on which ATP is focused on for 2005. ATP placed four wells on production in the Gulf of Mexico in the first half of 2005 with another four wells in progress at the end of the second quarter. In the second half of the year, eight additional wells are scheduled at six properties. In a period when company-wide efforts are directed towards a step change in production in the fourth quarter of 2005, ATP has been able to deliver solid production of 54 - 65 MMcfe per day since the third quarter of 2004, despite offshore decline rates and a seasonal shut-in at our Helvellyn property in the UK Sector North Sea.

    To fund its aggressive development plans, which comprise the largest annual capital program in the Company's history, ATP has completed two financings, adding a total of $287.3 million in new liquidity. The first transaction, completed in April 2005, provided $117.8 million net by expanding our term loan, reducing its interest rate, extending its maturity and providing more flexible covenants. The second transaction, completed in August 2005, provided $169.5 million net of new equity in the form of a non-convertible, perpetual preferred stock. Coupled with $102.7 million of cash and cash equivalents on hand at the beginning of the year and cash flow from operating activities of $38.8 million in the first half of 2005, ATP has over $400 million of available resources in 2005 to fund its capital program.

    Mississippi Canyon 711 and Tors will each require in excess of $100.0 million in development capital during 2005. Other developments in the Gulf of Mexico and the North Sea, including our first development in the Dutch Sector, will total in excess of $100.0 million in 2005. In the first two quarters of 2005, ATP paid $147.0 million for acquisition and development of oil and gas properties. Current estimates project that capital expenditures for the remainder of 2005 will be between $200 and $250 million. Our 2005 capital program is significant as it should result in the conversion of over 100 Bcfe from undeveloped to developed reserves, the single largest conversion of reserves in the Company's 14-year history. These proved developed reserves will be the foundation for substantial production, revenue, cash flow, and earnings growth in the fourth quarter of 2005, in 2006 and beyond.

    Results of Operations
    Oil and natural gas revenues were $33.5 million from production of 5.0 Bcfe for the second quarter of 2005. Comparable amounts in the second quarter of 2004 for oil and natural gas revenues were $32.9 million from production of 6.6 Bcfe. Improvements in the prices of hedged volumes and overall higher commodity prices resulted in a 36% increase in average realized prices in the second quarter of 2005 to $6.73 per Mcfe, compared to $4.96 per Mcfe in the same period in 2004. Natural gas price realizations increased 34% to $6.55 per Mcf and oil price realizations increased 35% to $43.57 per barrel in the second quarter of 2005, compared to the second quarter of 2004.

    For the second quarter of 2005, lease operating expense was $6.0 million, compared to $4.9 million in the same period in 2004. Included in the 2005 lease operating expense was $1.3 million ($0.27 per Mcfe) related to various platform repairs performed on our oil and gas properties in the Gulf of Mexico during the period. General and administrative expenses increased to $5.2 million for the second quarter of 2005, compared to $3.7 million for the same period of 2004, primarily due to an increase in compensation-related costs, including accrued costs related to the ATP Employee Volvo Challenge Plan.

    DD&A was $15.2 million during the second quarter 2005, compared to $14.0 million in the second quarter of 2004. During the second quarter, ATP drilled three wells, of which two wells are currently on production, while the third well, an exploratory step-out well at our producing Eugene Island 30/71 complex, found non-commercial quantities of hydrocarbons, resulting in exploration expense of $2.1 million in the second quarter. For the second quarter 2005, we had a net loss of $3.3 million or $0.11 per basic and diluted share, compared to net income in the second quarter 2004 of $6.9 million or $0.28 per basic and diluted share. For the first six months of 2005, we had a net loss of $2.3 million or $0.08 per basic and diluted share, compared to net income of $4.5 million or $0.18 per basic and diluted share for the same period of 2004.

    Below are the Company's selected operating statistics and financial information, which contain additional information on our activities for the three and six months ended June 30, 2005 and 2004.

                                          Three Months Ended      Six Months Ended
                                              June 30,              June 30,
                                        ---------------------   ---------------------
                                          2005        2004        2005        2004
                                        ---------   ---------   ---------   ---------
Selected Operating Statistics
 (unaudited)

Production
  Natural gas (MMcf)                        3,721       5,434       8,315       9,051
  Oil and condensate (MBbls)                  205         199         403         371
  Natural gas equivalents (MMcfe)           4,951       6,630      10,730      11,276
    Gulf of Mexico (MMcfe)                  4,580       4,851       9,818       8,642
    North Sea (MMcfe)                         371       1,779         912       2,634

Average Prices (includes effect of
 settled derivative activities)
  Natural gas (per Mcf)                 $    6.55   $    4.87   $    6.42   $    4.96
    Gulf of Mexico                           6.74        5.44        6.36        5.55
    North Sea                                5.47        3.70        6.95        3.71
  Oil and condensate (per Bbl)              43.57       32.27       41.87       31.74
  Natural gas, oil and condensate
   (per  Mcfe)                               6.73        4.96        6.55        5.03
  Lease operating expense
   (per Mcfe)                                1.21        0.75        0.99        0.84

Other Expenses, per Mcfe
  Depreciation, depletion and
   amortization                         $    3.07   $    2.11   $    3.33   $    2.27

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues, including
 settled derivatives (1)                $  33,316   $  32,875   $  70,295   $  56,704
Net income (loss)                          (3,322)      6,926      (2,321)      4,533
Per share, basic and diluted            $   (0.11)  $    0.28   $   (0.08)  $    0.18

Weighted average shares outstanding
  Basic                                    28,979      24,530      28,952      24,526
  Diluted                                  29,794      24,715      29,788      24,706

(1) See oil and gas revenue reconciliation on the second to last table of this press release.

    Acquisitions
    ATP increased its working interest ownership to 100% in the Tors fields in the Southern Gas Basin of the UK Sector North Sea. ATP Oil & Gas (UK) Limited, a wholly-owned subsidiary, acquired the remaining 25% ownership interest pursuant to a Sale and Purchase Agreement with Gaz de France (GDF). ATP Oil & Gas (UK) Limited is now the sole development and production operator.

    ATP was awarded all seven blocks relating to its seven high bids at the March 16, 2005 Central Gulf of Mexico Offshore Lease Sale. ATP owns a 100% working interest in and is the operator of all seven blocks. Two of the blocks are adjacent to the Company's wholly-owned Mississippi Canyon 711 development. Two additional blocks are contiguous to an existing ATP operated development in the West Cameron area and the remaining three blocks provide for new development area opportunities.

    During the second quarter, ATP acquired South Marsh Island 166. The property has a temporarily abandoned well which has encountered hydrocarbons. ATP intends to reenter, complete and tieback this well to nearby infrastructure during the fourth quarter of 2005. ATP holds a 100% working interest in South Marsh Island 166.

    Development Operations
    During the second quarter, the Company placed on production its Matagorda Island 709 A-4 ST-1 (MI 709 well) and High Island 74 No. 1 (HI 74 well). The MI 709 well, located in 145 feet of water, was completed in an upper Miocene Marg A sand at 9,715 feet True Vertical Depth (TVD). The MI 709 well is the third well to produce at the Company's Matagorda 704/709 complex. ATP operates MI 709 with a 62.5% working interest. The HI 74 well, located in 41 feet of water, was completed in Miocene Rob L sand at 8,760 feet TVD. ATP operates HI 74 with a 75% working interest.

    At Mississippi Canyon 711 (MC 711 or Gomez) in the Gulf of Mexico, completion is being finalized on the first well in the southern section of the block, the #4 ST1 well, which previously tested at a combined 134 MMcfe/d. Following completion of the first well, down hole operations will commence on the second well. The laying of the two 27-mile pipelines is approximately 50% complete. Installation of facilities on the Rowan Midland, which will serve as MC 711's production platform, is expected to begin in the third quarter. Initial production is on schedule for the fourth quarter 2005.

    The Department of Trade and Industry (DTI) in the United Kingdom has issued approval for the field development plan of the Tors fields (Garrow and Kilmar) in the Southern Gas Basin of the UK Sector North Sea. Coupled with other recently obtained permits, ATP Oil & Gas (UK) Limited is now cleared for on-site development at Tors. The Company completed construction of the jacket and deck with installation in progress at Kilmar, the first phase of the Tors development. The ENSCO 70 rig is under contract and is scheduled to arrive on location before the end of the third quarter. In 2005, well operations will consist of reentering and sidetracking two temporarily abandoned wells and drilling a new well at Kilmar. In 2006, ATP plans to drill two new wells at Garrow. First production at Kilmar is expected early in 2006 with the possibility of production from the first well very late in 2005.

    ATP reentered and sidetracked the #1 well at L-06d, the Company's first Dutch Sector North Sea development. The well reached total depth of 8,859' and logged 88' of net gas pay in a high quality Terschelling Sandstone, 26' structurally high to the original well. The pipeline and umbilical lay is 60% complete. The well will be completed and connected to a third-party host platform with initial production expected in the fourth quarter of 2005.

    Capital Resources and Liquidity
    ATP has completed two capital transactions since the beginning of the second quarter, raising a combined $287.3 million in additional liquidity. On April 14, 2005, ATP announced that it had amended and improved the terms of its Term Loan by expanding the credit facility to $350.0 million and reducing the interest rate. Significant terms of the amendment included:

    -- a decrease in the overall interest rate of the credit facility from LIBOR plus 6.847% to LIBOR plus 5.500%;
    --  an addition of $117.8 million in additional liquidity;
    -- the elimination of the second lien tranche of the credit facility which carried an interest rate of LIBOR plus 10%;
    -- the amendment of covenants within the credit facility to provide more flexibility to ATP, and
    --  an extension of the maturity by one year to April 2010.

    On August 3, 2005, ATP issued $175.0 million of non-convertible perpetual preferred stock. We received net proceeds of $169.5 million from the offering. The security pays a non-cash quarterly dividend of 13.5%. Dividends become payable in cash upon the earlier of full repayment of the existing Term Loan or April 15, 2011. This security does not have a stated maturity. Additional details of the preferred equity security can be found in the Company's Form 8-K related to the security.

    Cash flow from operating activities was $38.8 million for the six month period ending June 30, 2005, compared to $5.6 million used in cash flow from operating activities for the same period in 2004. Cash flow from operating activities prior to changes in assets and liabilities, a non-GAAP measure frequently used by research analysts, was $39.1 million for the six-month period ended June 30, 2005, compared to $31.8 million for the same period in 2004. At June 30, 2005, ATP had working capital of approximately $79.8 million, an improvement over $68.3 million at December 31, 2004. The improvement in working capital is primarily the result of the previously discussed financings and cash flow from operating activities. ATP had $114.9 million in cash and cash equivalents on hand at June 30, 2005, compared to $102.8 million at December 31, 2004. Giving effect to the recent preferred equity offering, pro forma cash and cash equivalents was $284.4 million at June 30, 2005.

    In the first two quarters of 2005, ATP paid $147.0 million for acquisition and development of oil and gas properties. In addition to our Tors development, we intend to accelerate three additional Gulf of Mexico projects, South Marsh Island 166, Ship Shoal 351, and Brazos 578 into our 2005 development program. The Company now estimates that capital expenditures are expected to be approximately $350 to $400 million for the full year 2005.

    Conference Call
    ATP will host a conference call to discuss second quarter 2005 results on August 5, 2005 at 8:00 a.m. CDT (9:00 a.m. EDT). To participate in the live webcast, log on to www.atpog.com ten minutes prior to the start of the call and click on Investor Info/Conference Calls. To listen to the conference call live via telephone dial 1-800-500-0177. A rebroadcast of the call will be available for 24 hours at 1-888-203-1112, id code 9478890. If you are unable to participate during the live webcast, the call will be archived on our Web site, http://www.atpog.com, for 30 days after the call.

    About ATP Oil & Gas
    ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The Company trades publicly as ATPG on the NASDAQ National Market.

    Forward-looking Statements
    Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP's forward-looking statements are found in our SEC filings.

                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                   June 30,    December 31,
                                                     2005          2004
                                                 -----------   -------------
                                                 (Unaudited)
                    Assets

Current assets:
  Cash and cash equivalents                      $   114,882   $    102,774
  Accounts receivable (net of
   allowance of $1,496 and $1,499)                    32,233         36,991
  Derivative asset                                         3            791
  Other current assets                                 4,449          3,788
    Total current assets                             151,567        144,344
  Oil and gas properties (using the
   successful efforts method of accounting)          561,611        450,403
  Less:  Accumulated depletion,
   impairment and amortization                      (247,364)      (237,197)
    Oil and gas properties, net                      314,247        213,206

Furniture and fixtures (net of
 accumulated depreciation)                               753            741
Other assets, net                                     24,226         13,856
    Total assets                                 $   490,793   $    372,147

     Liabilities and Shareholders' Equity

Current liabilities
  Accounts payable and accruals                  $    62,337   $     68,573
  Current maturities of long-term debt                 3,500          2,200
  Asset retirement obligation                          4,149          4,925
  Derivative liability                                 1,823            316
    Total current liabilities                         71,809         76,014

Long-term debt                                       338,392        208,109
Asset retirement obligation                           20,694         19,998
Deferred revenue                                         649            741
Other long-term liabilities and
 deferred obligations                                  8,983         10,121
    Total liabilities                                440,527        314,983

Shareholders' equity
  Preferred stock: $0.001 par value                        -              -
  Common stock: $0.001 par value                          29             29
  Additional paid in capital                         141,598        140,628
  Accumulated deficit                                (91,080)       (88,759)
  Accumulated other comprehensive income                 630          6,177
  Treasury stock, at cost                               (911)          (911)
    Total shareholders' equity                        50,266         57,164
    Total liabilities and
     shareholders' equity                        $   490,793   $    372,147

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                   Three Months Ended        Six Months Ended
                                                        June 30,                  June 30,
                                                -----------------------   -----------------------
                                                   2005         2004         2005         2004
                                                ----------   ----------   ----------   ----------
Oil and gas revenues                            $   33,488   $   32,879   $   70,468   $   56,890

Costs and operating expenses:
  Lease operating                                    6,007        4,944       10,581        9,442
  Exploration                                        2,173          195        2,507          280
  General and administrative                         5,163        3,694        9,354        7,778
  Credit facility and related                            -            -            -        1,850
  Depreciation, depletion and
   amortization                                     15,201       13,961       35,704       25,544
  Asset retirement accretion                           600          483        1,179          974
  (Gain) loss on abandonment                            76          (17)          76         (273)
  (Gain) on disposition of assets                        -       (3,029)           -       (6,011)
    Total costs and operating expenses              29,220       20,231       59,401       39,584
Income from operations                               4,268       12,648       11,067       17,306

Other income (expense):
  Interest income                                      998          108        1,488          132
  Interest expense                                  (8,595)      (6,010)     (14,884)      (9,759)
  Loss on extinguishment of debt                         -            -            -       (3,326)
  Other income                                           7          180            8          180
    Total other expense                             (7,590)      (5,722)     (13,388)     (12,773)

Income (loss) before income taxes                   (3,322)       6,926       (2,321)       4,533
Income tax expense                                       -            -            -            -

Net income (loss)                               $   (3,322)  $    6,926   $   (2,321)  $    4,533

  Basic and diluted income (loss) per
   common share                                 $    (0.11)  $     0.28   $    (0.08)  $     0.18

  Weighted average number of common shares:
    Basic                                           28,979       24,530       28,952       24,526
    Diluted                                         29,794       24,715       29,788       24,706

                           CONSOLIDATED CASH FLOW DATA
                                 (In Thousands)
                                   (Unaudited)

                                                 Six Months Ended June 30,
                                                 -------------------------
                                                    2005           2004
                                                 -----------   -----------
Cash flows from operating activities:
  Net income (loss)                              $    (2,321)  $     4,533
  Adjustments to operating activities                 41,505        27,300
  Changes in assets and liabilities                     (414)      (37,409)
Net cash provided by (used in)
 operating activities                                 38,770        (5,576)

Cash flows from investing activities:
  Acquisition and development of oil
   and gas properties                               (146,957)      (32,746)
  Proceeds from disposition of assets                      -        19,200
  Additions to furniture and fixtures                   (182)         (139)
Net cash used in investing activities               (147,139)      (13,685)

Cash flows from financing activities:
  Proceeds from long-term debt                       132,113       227,000
  Payments of long-term debt                          (1,425)     (165,130)
  Deferred financing costs                           (10,416)       (8,476)
  Repurchase of warrants                                   -          (750)
  Exercise of stock options                            1,039            33
  Other                                                  (68)            -
Net cash provided by financing activities            121,243        52,677

Effect of exchange rate changes on cash                 (766)            -

Net increase in cash and cash equivalents             12,108        33,416
Cash and cash equivalents, beginning
 of period                                           102,774         4,564

Cash and cash equivalents, end of period         $   114,882   $    37,980

                  Hedges, Derivatives and Fixed Price Contracts
                                   (Unaudited)

                                                      2005
                            ----------------------------------------------------------
                               1Q           2Q          3Q          4Q          FY
                            ---------   ---------   ---------   ---------   ----------
Gulf of Mexico:
Fixed Forwards and Swaps

Natural Gas
  Volumes (MMMBtu)              2,520       2,425       2,300       2,239        9,484
  Price ($/MMbtu)           $    5.60   $    6.23   $    6.27   $    6.54   $     6.15
Crude Oil
  Volumes (MBbls)               117.0       113.8       133.4       110.4        474.6
  Price ($/bbl)             $   38.20   $   42.10   $   44.45   $   45.00        42.48
Equivalents
  Volumes (MMMBtue)             3,222       3,108       3,100       2,901       12,331
  Price ($/MMbtue)          $    5.77   $    6.40   $    6.56   $    6.76   $     6.36

Puts
Natural Gas
  Volumes (MMMBtu)                            364         368         124          856
  Floor Price ($/MMBtu)                 $    5.01   $    5.01   $    5.01   $     5.01

North Sea:
Swaps
Natural Gas(1)
  Volumes (MMMBtu)                270                                              270
  Price (pounds/MMBtu)           4.46 pounds                                      4.46 pounds

                                                      2006
                            ----------------------------------------------------------
                                1Q          2Q          3Q          4Q          FY
                            ---------   ---------   ---------   ---------   ----------
Gulf of Mexico:
Fixed Forwards and Swaps

Natural Gas
  Volumes (MMMBtu)              1,710         455         460         155        2,780
  Price ($/MMbtu)           $    7.38   $    7.30   $    7.30   $    7.30   $     7.35
Crude Oil
  Volumes (MBbls)               108.0        63.7        64.4        64.4        300.5
  Price ($/bbl)             $   47.14   $   48.41   $   48.41   $   48.41   $    47.96
Equivalents
  Volumes (MMMBtue)             2,358         837         846         541        4,583
  Price ($/MMbtue)          $    7.51   $    7.65   $    7.65   $    7.85   $     7.60

Puts
Natural Gas
  Volumes (MMMBtu)
  Floor Price ($/MMBtu)

North Sea:
Swaps
Natural Gas(1)
  Volumes (MMMBtu)                540                                              540
  Price (pounds/MMBtu)           6.41 pounds                                      6.41 pounds

    The above are hedges, derivatives and fixed price contracts that are in effect at August 5, 2005 or have settled prior to such date.

    Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

    (1) Swap for 1Q05 liquidated January 13, 2005 for approximately $710,000 in favor of the Company.

                      Oil and Gas Revenue Reconciliation(1)
                                 (In Thousands)
                                   (Unaudited)

                                             Three Months Ended    Six Months Ended
                                                  June 30,              June 30,
                                            -------------------   -------------------
                                              2005       2004       2005       2004
                                            --------   --------   --------   --------
    Oil and gas revenues, including the
     effects of settled derivatives (1)     $ 33,316   $ 32,875   $ 70,295   $ 56,704
    Hedging ineffectiveness and other (2)        172          4        173        186
    Oil and gas revenues per income
     statements                             $ 33,488   $ 32,879   $ 70,468   $ 56,890

    (1) Oil and gas revenues, including the effects of settled derivative activities, represent net cash received from oil and gas sales and related net derivative activities. This amount is presented because of its acceptance as an indicator of the company's realized cash flow from its oil and gas production during the period for which it is presented.

    (2) Hedging ineffectiveness is the portion of gains (losses) on derivatives that are based on imperfect correlations to benchmark oil and natural gas prices.

                          Non-GAAP Reconciliation(1)
                                (In Thousands)
                                 (Unaudited)

                                             Six Months Ended
                                                  June 30,
                                           ---------------------
                                              2005       2004
                                           ---------   ---------
    Net cash provided by (used in)
     operating activities                  $  38,770   $  (5,576)
    Changes in assets and liabilities            414      37,409
    Cash flow from operations prior to
     changes in assets and liabilities     $  39,184   $  31,833

    (1) Cash flow from operations prior to changes in assets and liabilities is a non-GAAP financial measure that is commonly used to assess an oil and gas company's ability to internally fund capital expenditures. Cash flow from operations prior to changes in assets and liabilities is not a substitute for Cash flow from operating activities as defined by GAAP.

CONTACT: T. Paul Bulmahn, Chairman and President, or Albert L. Reese Jr., Chief Financial Officer, +1-713-622-3311/
Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20030428/ATPGLOGO
Web site:  http://www.atpog.com /